Exhibit 99.1

SOFTWARE LUXEMBOURG HOLDING S.A. (SUCCESSOR) AND POINTWELL LIMITED (PREDECESSOR)

INTERIM UNAUDITED FINANCIAL STATEMENTS

AS OF APRIL 30, 2021

FINANCIAL STATEMENTS

INDEX

Unaudited Financial Statements	PAGE NO.
Condensed Consolidated Balance Sheets as of April 30, 2021 (Successor) and January 31, 2021 (Successor)	F-2

Condensed Consolidated Statements of Operations for the three months ended April 30, 2021 (Successor) and April 30, 2020 (Predecessor)	F-3

Condensed Consolidated Statements of Comprehensive (Loss) Income for the three months ended April 30, 2021 (Successor) and April 30, 2020 (Predecessor)	F-4

Condensed Consolidated Statements of Shareholders’ Equity (Deficit) for the three months ended April 30, 2021 (Successor) and April 30, 2020 (Predecessor)	F-5

Condensed Consolidated Statements of Cash Flows for the three months ended April 30, 2021 (Successor) and April 30, 2020 (Predecessor)	F-7

Notes to Condensed Consolidated Financial Statements	F-8

SOFTWARE LUXEMBOURG HOLDING S.A. (SUCCESSOR)

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT NUMBER OF SHARES)

	April 30, 2021	January 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$105,004	$71,479
Restricted cash	2,656	2,964
Accounts receivable, less reserves of approximately $322 and $294 as of April 30, 2021 and January 31, 2021, respectively	92,792	179,784
Prepaid expenses and other current assets	31,825	30,326
Total current assets	232,277	284,553
Property and equipment, net	11,798	13,780
Goodwill	494,942	495,004
Intangible assets, net	694,930	728,633
Right of use assets	14,654	15,131
Other assets	9,505	8,636
Total assets	$1,458,106	$1,545,737
LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIT)
Current liabilities:
Current maturities of long-term debt	$6,500	$5,200
Borrowings under accounts receivable facility	14,190	17,022
Accounts payable	9,898	7,425
Accrued compensation	22,941	36,375
Accrued expenses and other current liabilities	18,285	23,125
Lease liabilities	4,690	4,740
Deferred revenue	234,069	257,549
Total current liabilities	310,573	351,436

Long-term debt	507,927	510,236
Deferred tax liabilities	77,662	81,008
Long term lease liabilities	12,370	13,155
Deferred revenue - non-current	1,848	3,035
Other long-term liabilities	5,390	6,898
Total long-term liabilities	605,197	614,332
Commitments and contingencies	-	-
Shareholders’ equity (deficit):
Successor Shareholders’ common stock- Class A and Class B common shares, $0.01 par value: 1,000,000,000 shares authorized (800,000,000 Class A, 200,000,000 Class B) at January 31, 2021; 4,000,000 shares issued and outstanding (3,840,000 Class A, 160,000 Class B) at January 31, 2021	40	40
Additional paid-in capital	674,333	674,333
Accumulated deficit	(131,127)	(93,722)
Accumulated other comprehensive loss	(910)	(682)
Total shareholders’ equity (deficit)	542,336	579,969
Total liabilities and shareholders’ equity (deficit)	$1,458,106	$1,545,737

The accompanying notes are an integral part of these consolidated financial statements.

SOFTWARE LUXEMBOURG HOLDING S.A. (SUCCESSOR) AND POINTWELL LIMITED (PREDECESSOR)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Successor	Predecessor
	Three months ended April 30, 2021	Three months ended April 30, 2020
Revenues:
Total revenues	$91,701	118,329
Operating expenses:
Cost of revenues	24,521	24,214
Content and software development	16,607	16,943
Selling and marketing	28,502	32,737
General and administrative	12,362	15,688
Recapitalization and transaction-related costs	1,932	16,376
Amortization of intangible assets	34,943	17,370
Impairment of goodwill and intangible assets	~~-~~	332,376
Restructuring	537	370
Total operating expenses	119,404	456,074
Operating loss	(27,703)	(337,745)
Other income (expense), net	(352)	910
Interest income	10	19
Interest expense, net	(11,449)	(105,978)
Loss before benefit from income taxes	(39,494)	(442,794)
Benefit from income taxes	(2,089)	(8,891)
Net loss	$(37,405)	(433,903)
Loss per share:
Ordinary – Basic and Diluted (Predecessor)	*	$(4,334.70)
Class A and B – Basic and Diluted (Successor)	$(9.35)	*
Weighted average common share outstanding:
Ordinary – Basic and Diluted (Predecessor)	*	100
Class A and B – Basic and Diluted	4,000	*

*Not applicable

The accompanying notes are an integral part of these consolidated financial statements.

SOFTWARE LUXEMBOURG HOLDING S.A. (SUCCESSOR) AND POINTWELL LIMITED (PREDECESSOR)

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(IN THOUSANDS)

	Successor	Predecessor
	Three months ended April 30, 2021	Three months ended April 30, 2020
Comprehensive loss:
Net loss	$(37,405)	(433,903)
Other comprehensive loss — Foreign currency adjustment, net of tax	(228)	(629)
Comprehensive loss	$(37,633)	(434,532)

The accompanying notes are an integral part of these consolidated financial statements.

SOFTWARE LUXEMBOURG HOLDING S.A. (SUCCESSOR) AND POINTWELL LIMITED (PREDECESSOR)

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDER’S EQUITY (DEFICIT)

(IN THOUSANDS, EXCEPT NUMBER OF SHARES)

	Ordinary Shares
	Number of Shares	Par Value	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive (Loss) Income	Total Shareholders’ Equity (Deficit)
Balance January 31, 2020 (Predecessor)	100,100	138	83	(2,761,499)	(466)	(2,761,744)
Translation adjustment	–	–	–	–	(629)	(629)
Net loss	–	–	–	(433,903)	–	(433,903)
Balance April 30, 2020 (Predecessor)	100,100	$138	$83	$(3,195,402)	$(1,095)	$(3,196,276)

Balance January 31, 2021 (Successor)	4,000,000	$40	$674,333	$(93,722)	$(682)	$579,969
Translation adjustment	–	–	–	–	(228)	(228)
Net loss	–	–	–	(37,405)	–	(37,405)
Balance April 30, 2021 (Successor)	4,000,000	$40	$674,333	$(131,127)	$(910)	$542,336

The accompanying notes are an integral part of these consolidated financial statements.

SOFTWARE LUXEMBOURG HOLDING S.A. (SUCCESSOR) AND POINTWELL LIMITED (PREDECESSOR)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

	Successor	Predecessor
	Three months ended April 30, 2021	Three months ended April 30, 2020
Cash flows from operating activities:
Net (loss) income	$(37,405)	$(433,903)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	2,419	2,631
Amortization of intangible assets	34,943	17,370
Change in bad debt reserve	(293)	(240)
(Benefit) provision for income taxes – non-cash	(3,355)	(9,880)
Non-cash interest expense	335	1,415
Impairment of goodwill and intangible assets	–	332,376
Right-of-use assets	477	1,235
Changes in current assets and liabilities:
Accounts receivable	87,373	79,329
Prepaid expenses and other assets	(2,481)	(3,377)
Accounts payable	2,781	(1,962)
Accrued expenses and non-current liabilities	(19,422)	85,679
Lease liability	(864)	(1,480)
Deferred revenue	(24,832)	(44,429)
Net cash provided by (used in) operating activities	39,676	24,764
Cash flows from investing activities:
Purchases of property and equipment	(386)	(1,827)
Internal use software development costs	(1,494)	(1,917)
Net cash used in investing activities	(1,880)	(3,744)
Cash flows from financing activities:
Borrowings under DIP Facility
Borrowings under Exit Facility
Debt issuance costs associated with DIP and Exit Facilities
Distribution to parent company
Principal repayments of capital lease obligations	(263)	(222)
Repayments of accounts receivable facility, net of borrowings	(2,876)	(13,003)
Borrowings under revolving line of credit, net of repayments	–	19,500
Principal payments on Term Loans	(1,300)	–
Net cash (used in) provided by financing activities	(4,439)	6,275
Effect of exchange rate changes on cash and cash equivalents	(140)	(1,602)
Net (decrease) increase in cash, cash equivalents and restricted cash	33,217	25,693
Cash, cash equivalents and restricted cash, beginning of period	74,443	33,804
Cash, cash equivalents and restricted cash, end of period	$107,660	$59,497
Supplemental disclosure of cash flow information:
Cash and cash equivalents	$105,004	$47,000
Restricted cash	2,656	12,497
Cash, cash equivalents and restricted cash, end of period	$107,660	$59,497

The accompanying notes are an integral part of these consolidated financial statements.

SOFTWARE LUXEMBOURG HOLDING (SUCCESSOR) AND POINTWELL LIMITED (PREDECESSOR)

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION

(IN THOUSANDS)

	Successor	Predecessor
	Three months ended April 30, 2021	Three months ended April 30, 2020
Supplemental disclosure of cash flow information and non-cash investing and financing activities:
Cash paid for interest	$11,050	$–
Cash paid for income taxes, net of refunds	$838	$516
Unpaid capital expenditures	$212	$572
Lease liabilities arising from right-of-use assets and tenant improvements recognized upon adoption of new accounting standard	$–	$19,415

The accompanying notes are an integral part of these consolidated financial statements.

SOFTWARE LUXEMBOURG HOLDING (SUCCESSOR) AND POINTWELL LIMITED (PREDECESSOR)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) Organization and Description of Business

The Company

Software Luxembourg Holding S.A. (“Software Luxembourg”), a public limited liability company incorporated and organized under the laws of the Grand Duchy of Luxembourg, was established on August 27, 2020 for the purpose of acquiring the ownership interest in Pointwell Limited (“Pointwell”), an Irish private limited company, through a plan of reorganization under Chapter 11 subsequent to August 27, 2020. Pointwell is a wholly owned subsidiary of Software Luxembourg, held indirectly through two holding companies, Software Luxembourg Intermediate S.à r.l. and Software Luxembourg Acquisition S.à r.l, both private limited liability companies incorporated and organized under the laws of the Grandy Duchy of Luxembourg. Prior to August 28, 2020, Pointwell had been a direct wholly owned subsidiary of Evergreen Skills Lux S.à r.l., with an ultimate parent company of Evergreen Skills Top Holding Lux, both private limited liability companies incorporated and organized under the laws of the Grandy Duchy of Luxembourg.

References to “Successor” or “Successor Company” relate to the consolidated financial position and results of operations of Software Luxembourg subsequent to August 27, 2020. References to “Predecessor” relate to the consolidated financial position and results of operations of Pointwell prior to August 28, 2020. References to the “Company” relate to Software Luxembourg subsequent to August 27, 2020 and Pointwell prior to August 28, 2020.

The Company provides, through its Skillsoft and SumTotal brands, cloud-based learning solutions and talent management solutions for customers worldwide, ranging from global enterprises and government entities to mid-sized and small businesses. The Company’s courses, books and videos have been developed by industry-leading learning experts to maximize business skills, performance and talent development. The Company has headquarters in Dublin, Ireland, and other offices in various North American and international locations. References in the accompanying footnotes to the Company’s fiscal year refer to the fiscal year ended January 31 of that year (e.g., fiscal 2021 is the fiscal year ended January 31, 2021).

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany transactions and balances have been eliminated in consolidation.

Basis of Financial Statement Preparation

The accompanying condensed consolidated financial statements include the accounts of Software Luxembourg Holding S.A (Successor) and Pointwell Limited (Predecessor) and their wholly owned subsidiaries. These financial statements are unaudited. However, in the opinion of management, the condensed consolidated financial statements reflect all normal and recurring adjustments necessary for their fair statement. Interim results are not necessarily indicative of results expected for any other interim period or a full year. We prepared the accompanying unaudited condensed consolidated financial statements in accordance with the instructions for Form 10-Q and Article 10 of Regulation S-X and, therefore, include all information and footnotes necessary for a complete presentation of operations, comprehensive income (loss), financial position, changes in stockholders’ deficit and cash flows in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The accompanying condensed consolidated balance sheet as of January 31, 2021 was derived from our audited consolidated financial statements and does not include all disclosures required by U.S. GAAP for annual financial statements. The audited consolidated financial statements as of and for the year ended January 31, 2021 contains the information and footnotes necessary for such presentation. Accordingly, the financial statements contained in these interim financial statements should be read in conjunction with the audited consolidated financial statements for the year ended January 31, 2021.

Use of Estimates

Our preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from our estimates.

(2) Summary of Significant Accounting Policies

The Company’s significant accounting policies are discussed in Note 2—Summary of Significant Accounting Policies and Recent Accounting Pronouncements in the company’s audited financial statements for the year ended January 31, 2021. There have been no changes to these policies during the three months ended April 30, 2021.

(3) Intangible Assets

Intangible assets consisted of the following (in thousands):

	April 30, 2021			January 31, 2021
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Developed software/ courseware	$267,014	$39,459	$227,555	$265,758	$24,669	$241,089
Customer contracts/ relationships	279,500	9,114	270,386	279,500	3,627	275,873
Trademarks and trade names	6,300	676	5,624	6,300	455	5,845
Publishing rights	35,200	4,693	30,507	35,200	2,933	32,267
Backlog	90,200	20,842	69,358	90,200	8,141	82,059
Skillsoft trademark	91,500	--	91,500	91,500	--	91,500
Total	$769,714	$74,784	$694,930	$768,458	$39,825	$728,633

Amortization expense related to the existing finite-lived intangible assets is expected to be as follows (in thousands):

Fiscal Year	Amortization Expense
2022 (Remaining 9 months)	$104,693
2023	120,579
2024	106,172
2025	94,070
2026	64,496
Thereafter	113,420
Total	$603,430

Amortization expense related to intangible assets in the aggregate was $35.2 million for the three months ended April 30, 2021 and $17.4 million for the three months ended April 30, 2020.

Fresh-start Reporting for Intangible Assets

In accordance with ASC 852, with the application of fresh-start reporting, the Company allocated its reorganization value to its individual assets based on their estimated fair values in conformity with ASC 805, including those of intangible assets.

Intangible assets were measured based upon estimates of the future performance and cash of from the Successor Company at emergence. Values and useful lives assigned to intangible assets were based on estimated value and use of these assets by a market participant. The customer contracts/relationships and backlog were valued using the income approach. The trademarks and trade names were valued using the relief from royalty method. The income approach determines fair value by estimating the after-tax cash flows attributable to an identified asset over its useful life (Level 3 inputs) and then discounting these after-tax cash flows back to a present value. The developed software/courseware and publishing rights were valued using the replacement cost approach. The cost approach determines fair value by estimating the cost to replace or reproduce an asset at current prices and is reduced for functional and economic obsolescence.

Impairment Review Requirements

The Company reviews intangible assets subject to amortization if any adverse conditions exist or a change in circumstances has occurred that would indicate impairment or a change in remaining useful life. The Company reviews indefinite lived intangible assets, including goodwill, on the annual impairment test date or more frequently if there are indicators of impairment. No such indicators were present during the three months ended April 30, 2021.

Goodwill in the Predecessor represented the excess of the purchase price in a business combination over the fair value of net tangible and intangible assets acquired. Goodwill for the Successor represents the excess of the reorganization value over the fair value of tangible and intangible assets in fresh start accounting.

The Company tests goodwill for impairment during the fourth quarter every year in accordance with ASC 350, Intangibles—Goodwill. The Predecessor performed this test on the first day of the fourth quarter (November 1) and the Successor performs this test on the first day of the last month of the fourth quarter (January 1).

In connection with the impairment evaluation, the Company may first consider qualitative factors to determine whether the existence of events or circumstances indicates that it is more likely than not (i.e., a likelihood of more than 50%) that the fair value of a reporting unit is less than its carrying amount. Performing a quantitative goodwill impairment test is not necessary if an entity determines based on this assessment that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount. If the Company fails or elects to bypass the qualitative assessment, the goodwill impairment test must be performed. This test requires a comparison of the carrying value of the reporting unit to its estimated fair value. If the carrying value of a reporting unit’s goodwill exceeds its fair value, an impairment loss equal to the difference is recorded, not to exceed the amount of goodwill allocated to the reporting unit. In determining reporting units, the Company first identifies its operating segments, and then assesses whether any components of these segments constitute a business for which discrete financial information is available and where segment management regularly reviews the operating results of that component.

Impairment of Goodwill and Intangible Assets for the Predecessor Period ended April 30, 2020

During the three months ended April 30, 2020, the emergence of COVID-19 as a global pandemic had an adverse impact on our business. While the online learnings tools the Company offers have many advantages over traditional in person learning in the current environment, some of the Company’s customers in heavily impacted industries have sought to temporarily reduce spending, resulting in reductions in contract sizes and in some cases cancellations when such contracts have come up for renewal. In addition, identifying and pursing opportunities for new customers became much more challenging in this environment. In addition to the uncertainty introduced by COVID-19, the Company’s over leveraged capital structure continued to create headwinds.  In April 2020, the Company received temporary forbearance from its lenders due to a default on amounts owed under the Senior Credit Facility as a long-term consensual solution was being negotiated with lenders. The uncertainty around the Company’s capital structure and future ownership, continued to hurt its business, as new and existing customers displayed apprehension about the ultimate resolution of the Company’s capital structure and its impact on operations, causing delays and sometimes losses in business.  The uncertainty surrounding the Company’s capital structure combined with the potential impact that COVID-19 would have on the Company and the global economy, resulted in a significant decline in the fair value of its reporting units during the first quarter ended April 30, 2020, with the impact being more significant to the SumTotal business on a relative basis due to its smaller scale and forecasted cash flow generation.

As part of the Company’s evaluation of impairment indicators based on the circumstances described above as of April 30, 2020, the Company determined its SumTotal long-lived asset group failed the undiscounted cash flow recoverability test. Accordingly, the Company estimated the fair value of its individual long-lived assets to determine if any impairment charges were present. The Company’s estimation of the fair value of definite lived intangible assets included the use of discounted cash flow analyses which reflected estimates of future revenue, customer attrition rates, royalty rates, cash flows, and discount rates. Based on these analyses, the Company concluded the fair values of certain SumTotal intangible assets where lower their current carrying values, accordingly impairment charges of $62.3 million were recognized in the 3 months ended April 30, 2020 (Predecessor).

In light of the circumstances above, management also concluded that a triggering event had occurred with respect to the Company’s indefinite-lived Skillsoft trade name as of April 30, 2020. Accordingly, the Company estimated the fair value of the Skillsoft trade name using a discounted cash flow analyses which reflected estimates of future revenue, royalty rates, cash flows, and discount rates. Based on thus analysis, the Company concluded the carrying value of the Skillsoft trade name exceeded its fair value, resulting in an impairment charge of $92.2 million in the 3 months ended April 30, 2020 (Predecessor).

In accordance with ASC 350, for goodwill the Company determined triggering events had occurred and performed an impairment test as of April 30, 2020 that compared the estimated fair value of each reporting unit to their respective carrying values. The prospective financial information used for fiscal years 2021, 2022 and 2023 for these impairment tests was consistent with financial projections included in the Plan of Reorganization and future growth rates tracked to terminal growth rate assumptions. The Company considered the results of both a discounted cash flow (“DCF”) analysis and an EBITDA multiple approach. The Company also considered observable debt trading prices for the debt jointly borrowed by its parent entity and the Company’s subsidiary, Skillsoft Corporation, however, by the end of March 2020, most holders were restricted from trading in anticipation of a restructuring and market prices after that period were therefore less reliable. The results of the impairment tests performed indicated that the carrying value of the Skillsoft and SumTotal reporting units exceeded their estimated fair values determined by the Company. Based on the results of the goodwill impairment testing procedures, the Company recorded a $107.9 million goodwill impairment for the Skillsoft reporting unit and a $70.0 million goodwill impairment for the SumTotal reporting unit.

In total, as described in detail above, the Company recorded $332.4 million of goodwill and intangible asset impairment charges for the 3 months ended April 30, 2020 (Predecessor), consisting of (i) $62.3 million of impairments of SumTotal definite-lived intangible assets, (ii) an $92.2 million impairment of the Skillsoft trade name, (iii) a $107.9 million goodwill impairment for the Skillsoft reporting unit and (iv) a $70.0 million goodwill impairment for the SumTotal reporting unit. The Company believes that its procedures for estimating gross future cash flows for each intangible asset are reasonable and consistent with current market conditions for each of the dates when impairment testing was performed.

A rollforward of goodwill is as follows:

Description	Skillsoft	SumTotal	Consolidated
Goodwill, net January 31, 2021 (Predecessor)	$491,654	$3,350	$495,004
Foreign currency translation adjustment	(62)	--	(62)
Goodwill, net April 30, 2021 (Predecessor)	$491,592	$3,350	$494,942

Gross goodwill at April 30, 2021 (Successor) and January 31, 2021 (Successor), for the Skillsoft segment was $491.6 million and $491.7 million, respectively. Accumulated impairment losses for the Skillsoft segment at April 30, 2021 (Successor) and January 31, 2021 (Successor) was $0.

Gross goodwill at April 30, 2021 (Successor) and January 31, 2021 (Successor), for the SumTotal segment was $3.4 million. Accumulated impairment losses for the SumTotal segment at April 30, 2021 (Successor) and January 31, 2021 (Successor) was $0.

(4) Taxes

For the Predecessor three months ended April 30, 2020, the Company recorded a tax benefit of $8.9 million on pretax loss of $442.8 million. The tax benefit reflects the impact of non-deductible items, changes in the Company’s valuation allowance on our deferred tax assets and for foreign rate differential.

For the Successor three months ended April 30, 2021, the Company recorded a tax benefit of $2.1 million on pretax loss of $39.5 million. The tax benefit reflects current period changes to unrecognized tax positions, foreign rate differential, and changes in the Company’s valuation allowance on our deferred tax assets.

(5) Prepaid Expenses and Other Current Assets

Prepaid expense and other current assets in the accompanying consolidated balance sheets consist of the following (in thousands):

	April 30, 2021	January 31, 2021
Deferred commission costs – current	$4,019	$3,147
Refundable income tax	9,618	8,969
Prepaid software maintenance costs	8,370	8,587
Prepaid royalties	2,876	2,958
Other	6,942	6,665
Total prepaid expenses and other current assets	$31,825	$30,326

(6) Other Assets

Other assets in the accompanying consolidated balance sheets consist of the following (in thousands):

	April 30, 2021	January 31, 2021
Deferred commission costs – non-current	$5,733	$4,437
Other	3,772	4,199
Total other assets	$9,505	$8,636

(7) Accrued Expenses

Accrued expenses in the accompanying consolidated balance sheets consisted of the following (in thousands):

	April 30, 2021	January 31, 2021
Professional fees	$6,018	$8,832
Accrued sales tax/VAT	2,144	5,379
Accrued royalties	1,961	2,152
Accrued tax	4,727	2,634
Accrued interest	368	491
Other accrued liabilities	3,067	3,637
Total accrued expenses	$18,285	$23,125

(8) Restructuring

In connection with strategic initiatives implemented during the three months ended April 30, 2021 (Successor) and April 30, 2020 (Predecessor), the Company’s management approved and initiated plans to reduce its cost structure and better align operating expenses with existing economic conditions and the Company’s operating model. The Company recorded a $0.5 million, and $0.4 million of restructuring charge during the three months ended April 30, 2021 (Successor) and April 30, 2020 (Predecessor), respectively, which is included in the statement of operations as restructuring. Substantially all of this charge represents the severance costs of terminated employees.

Activity in the Company’s restructuring accrual was as follows (in thousands):

	Employee Severance and Related Costs	Contractual Obligations	Total
Restructuring accrual as of January 31, 2021	$5,000	$171	$5,171
Restructuring charges incurred	311	226	537
Payments made	(2,049)	(298)	(2,347)
Foreign currency translation adjustment	–	–	–
Restructuring accrual as of April 30, 2021	$3,262	$99	$3,361

(9) Leases, Commitment and Contingencies

Leases

The Company has entered into a number of facility leases to support its research and development activities, sales operations and other corporate and administrative functions in North America, Europe, and Asia, which qualify as operating leases under U.S. GAAP. The Company also has entered into an equipment lease agreement for its hosting services and storage, which qualifies as finance lease under U.S. GAAP. The Company’s leases have remaining terms of six months to thirteen years. Some of the Company’s leases include options to extend or terminate the lease prior to the end of the agreed upon lease term. For purposes of calculating lease liabilities, lease terms include options to extend or terminate the lease when it is reasonably certain that the Company will exercise such options. During the three months ended April 30, 2021, the Company determined it would exercise the purchase option to purchase all the leased equipment at the end of the finance lease term which is December 31, 2021. Per the lease agreement, the purchase price of the equipment is at its then current fair market value not to exceed 12% of the original equipment cost. As a result, the Company remeasured the finance lease liability by including the purchase price, 12% of the original equipment cost, at the end of lease term, and increased the finance lease liability and related right-of-use asset by $0.4 million as of April 30, 2021.

Operating lease and finance lease ROU assets and liabilities are recognized based on the present value of the future minimum lease payments over the lease term at the lease commencement date. As the Company’s operating leases generally do not provide an implicit rate, the Company uses an estimated incremental borrowing rate in determining the present value of future payments. The incremental borrowing rate represents an estimate of the interest rate the Company would incur at lease commencement to borrow an amount equal to the lease payments on a collateralized basis over the term of a lease within a particular location and currency environment. The Company used an implicit rate provided in the equipment lease agreement for its finance lease in determining the present value of future payments. In connection with the Company's emergence from bankruptcy and in accordance with ASC 852, the Company applied the provisions of fresh start reporting to its Consolidated Financial Statements on the Effective Date. The operating leases are included in the caption “Right of use assets”, “Lease Liabilities”, and “Long-term lease liabilities” on the Company’s consolidated balance sheets as of April 30, 2021. The finance lease is included in the caption “Property and equipment, net” and “Lease Liabilities” on the Company’s consolidated balance sheets as of April 30, 2021.

The weighted-average remaining lease term of the Company’s operating leases is 6.7 years and the remaining lease term of its finance lease is 0.7 years as of April 30, 2021 (Successor). Lease costs for minimum lease payments is recognized on a straight-line basis over the lease term. The lease costs were $1.4 million and related cash payments were $1.6 million for the three months ended April 30, 2021 (Successor). The lease costs were $1.6 million and related cash payments were $1.5 million for the three months ended April 30, 2020 (Predecessor). Lease costs are included within content and software development, selling and marketing, and general and administrative lines on the consolidated statements of operations, and the operating leases related cash payments were included in the operating cash flows and the finance lease related cash payments were included in the financing cash flows on the consolidated statements of cash flows. Short-term lease costs and variable lease costs are not material.

The table below reconciles the undiscounted future minimum lease payments under non-cancellable leases with terms of more than one year to the total lease liabilities recognized on the consolidated balance sheets as of April 30, 2021 (Successor):

Fiscal Year Ended January 31, 2021 (in thousands):	Operating Leases	Finance Leases
2022 (excluding 3 months ended April 30, 2021)	$3,898	$1,209
2023	4,065	–
2024	3,499	–
2025	2,684	–
2026	1,245
Thereafter	6,245	–
Total future minimum lease payments	21,636	1,209
Less effects of discounting	(5,692)	(93)
Total lease liabilities	$15,944	$1,116

Reported as of April 30, 2021
Lease liabilities	$3,574	$1,116
Long-term lease liabilities	12,370	–

Total lease liabilities	$15,944	$1,116

Litigation

From time to time, the Company is a party to or may be threatened with litigation in the ordinary course of its business. The Company regularly analyzes current information, including, as applicable, the Company's defense and insurance coverage and, as necessary, provides accruals for probable and estimable liabilities for the eventual disposition of these matters. The Company is presently not a party to any material legal proceedings.

(10) Long-Term Debt

Exit Credit Facility (Successor)

Upon emergence from Chapter 11, the Company entered into the Exit Credit Facility of $520 million consisting of (i) a $110 million super senior term loan facility, the First Out Term Loan, and (ii) a $410 million first lien, second-out term loan facility, the Second Out Term Loan. The Exit Credit Facility bears interest at a rate equal to LIBOR plus 7.50% per annum, with a LIBOR floor of 1.00%. The First Out Term loan is due in December 2024 and the Second Out Term Loan is due April 2025. The Exit Credit Facility contains customary provisions and reporting requirements, including prepayment penalties and a maximum leverage covenant that will be first measured January 31, 2022 and each quarter thereafter. Quarterly principal repayments of $1.3 million begin for the quarter ended April 30, 2021 and increase to $2.6 million for the quarter ended April 30, 2022 until maturity.

The Company considered the fair value of its external borrowings and believes their carrying values approximate fair value based on the recent fair value assessment done for fresh-start accounting.

Minimum principal payments under the exit facility are as follows:

Fiscal year ended January 31:
2022 (remaining 9 months)	$3,900
2023	10,400
2024	10,400
2025	112,700
2026	381,300
Total payments	518,700
Less: Current portion	(6,500)
Less: Unamortized Fresh-Start Reporting Fair Value Adjustment	(4,273)
Long-term portion	$507,927

(11) Long-Term Liabilities

Other long-term liabilities in the accompanying consolidated balance sheets consist of the following (in thousands):

	April 30, 2021	January 31, 2021
Uncertain tax positions; including interest and penalties – long-term	$4,374	$5,794
Warrants	800	900
Other	216	204
Total other long-term liabilities	$5,390	$6,898

In connection with the Company’s emergence from Chapter 11, lenders holding second lien debt prior to the Petition Date also received warrants to purchase common shares of the Company, on or before August 27, 2025, which included (i) tranche A warrants to purchase 235,294 ordinary shares at a price of $262.34 per share and (ii) tranche B warrants to purchase 470,588 ordinary shares at a price of $274.84. The warrants are classified as a liability under GAAP and are remeasured at each balance sheet date, with changes in fair value being recorded in other income and expense. The Company recognized $0.1 million in other income related to the warrants for the three months ended April 30, 2021 (Successor).

(12) Shareholders’ Equity

Software Luxembourg Holding S.A. (Successor)

Reorganization

On August 27, 2020 the Company completed a reorganization. As a result of the reorganization, ownership of the Company was transferred to the Company’s lenders and no consideration or right to future consideration was provided to the former equity holders of Pointwell. In addition, the shared-based compensation plans, described below were cancelled with no consideration provided.

In Settlement of the company’s Predecessor first and second lien debt obligations, the holders of the Predecessors first lien received a total of 3,840,000 of Class A common shares. The Predecessor’s second lien holders received a total of 160,000 of Class B common shares and a total of 705,882 warrants to purchase additional common shares (see Note 2 for additional discussion on warrants).

Share Capital

As of January 31, 2021 the Company's authorized share capital consisted of 1,000,000,000 common shares with a par value $0.01 each. This consists of 800,000,000 Class A shares and 200,000,000 Class B shares. As of January 31, 2021, 4,000,000 common shares were issued and outstanding. This consists of 3,840,000 Class A shares and 160,000 Class B shares.

Any amendment to the share capital of the Company shall be voted upon by the extraordinary general meeting of shareholders upon approval by a majority of the shareholders representing three quarters of the share capital at least. The Company has no authorized share capital which would enable its board of managers to increase the share capital. Each share of the Company is entitled to one vote at ordinary and extraordinary general meetings. The amendments to the articles of association of the Company require the approval of a majority of shareholders representing three quarters of the share capital at least. In case the Company shall have only one single shareholder, the sole shareholder exercises all the powers granted to the general meeting of shareholders.

Any legally available amounts to be distributed by the Company in or in respect of any financial period (the Company’s financial year starts on the first of February and ends on the thirty-first of January) may be distributed amongst the holders of shares in proportion to the number of shares held by them. Any decision to distribute legally available amounts shall be adopted either by the board of managers or the general meeting of shareholders of the Company, as the case may be.

(13) Revenue

Disaggregated Revenue and Geography Information

The following is a summary of revenues by type for the three months ended April 30, 2021 (Successor) and three months ended April 30, 2020 (Predecessor), (in thousands):

	Successor	Predecessor
	Three months ended April 30, 2021	Three months ended April 30, 2020
SaaS and subscription services	$78,575	$101,089
Software maintenance	4,064	5,260
Professional services	8,191	10,946
Perpetual software licenses	871	1,031
Hardware and other	—	3
Total net revenues (1)	$91,701	$118,329

The following table sets forth our revenues by geographic region for the three months ended April 30, 2021 (Successor) and three months ended April 30, 2020 (Predecessor), (in thousands):

	Successor	Predecessor
	Three months ended April 30, 2021	Three months ended April 30, 2020
Revenues:
United States	$70,170	$93,533
Other Americas	4,461	4,931
Europe, Middle East and Africa	12,113	13,787
Asia-Pacific	4,957	6,078
Total net revenues (1)	$91,701	$118,329

Other than the United States, no single country accounted for more than 10% of revenue for all periods presented.

Deferred Revenue

Deferred revenue activity for the three months ended April 30, 2021 was as follows (in thousands):

Deferred revenue at January 31, 2021 (Successor)	$260,584
Billings deferred	67,034
Recognition of prior deferred revenue	(91,701)
Deferred revenue at April 30, 2021 (Successor)	$235,917

Deferred revenue performance obligations relate predominately to time-based SaaS and subscription services that are billed in advance of services being rendered.

Deferred Contract Acquisition Costs

Deferred contract acquisition cost activity for the three months ended April 30, 2021 was as follows (in thousands):

Deferred contract acquisition costs at January 31, 2021 (Successor)	$7,584
Contract acquisition costs	5,491
Recognition of contract acquisition costs	(3,323)
Deferred contract acquisition costs at April 30, 2021 (Successor)	$9,752

(14) Fair Value Measurements

FASB ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”) establishes a fair value hierarchy that prioritizes the inputs used to measure fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs. Observable inputs are inputs that reflect the assumptions that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

The three levels of the fair value hierarchy established by ASC 820 in order of priority are as follows:

●	Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

●	Level 2: Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

●	Level 3: Unobservable inputs that reflect the Company’s assumptions about the assumptions that market participants would use in pricing the asset or liability. Unobservable inputs shall be used to measure fair value to the extent that observable inputs are not available.

The following table summarizes the Company’s assets and liabilities that are measured at fair value on a recurring basis as of April 30, 2021 and are categorized using the fair value hierarchy (in thousands):

	Total	(Level 3)
Warrants to purchase Company common stock	$800	$800
Total assets recorded at fair value	$800	800

The following table is a reconciliation of Level 3 instruments for which significant unobservable inputs were used to determine fair value:

Successor
Three months ended April 30, 2021
Balance as of January 31, 2021	$900
Impact of warrant modification, recorded in shareholders’ equity	–
Unrealized gains recognized as other income	(100)
Balance as of April 30, 2021	$800

At each relevant measurement date, the warrants were valued using a probability-based approach that considered management’s estimate of the probability of (i) a Favored Sale, (ii) a sale of the company that did not qualify as a Favored Sale and (iii) warrants being held to maturity, with the last two scenarios utilizing a Black-Scholes model to estimate fair value. The Black-Scholes model relies on a number of key assumptions to calculate estimated fair value. The assumed dividend yield of zero is based on the fact that the Company has never paid cash dividends and has no present expectation to pay cash dividends. Management utilized an equity value of $667 million as an input in all Black-Scholes calculations, consistent with the fresh-start reporting valuation after adjusting for warrants. The volatility input utilized in the non-Favored Sale scenario was 35.0%, consistent with the contractually stated rate, and 31.6% for the held to maturity scenario. The assumed risk-free interest rate is the U.S. Treasury security rate with a term equal to the expected life of the warrant. The assumed expected life is based on the maximum contractual term of the warrants as a make-whole provision compensates holders in the event the awards are settled prior to their exercise or expiration.

The Company currently invests excess cash balances primarily in cash deposits held at major banks. The carrying amounts of cash deposits, trade receivables, trade payables and accrued liabilities, as reported on the consolidated balance sheet as of April 30, 2021, approximate their fair value because of the short maturity of those instruments.

The Company considered the fair value of its external borrowings and believes their carrying values approximate fair value based on the recent fair value assessment done for fresh-start accounting.

When calculating goodwill impairments for the three months ended April 30, 2020 (Predecessor), the Company estimated the fair value of its reporting units using income and market multiple approaches. An income approach, which is generally a discounted cash flow methodology that includes assumptions for, among other things, forecasted revenues, gross profit margins, operating profit margins, working capital cash flow, growth rates, income tax rates, expected tax benefits and long-term discount rates, all of which require significant judgments by management. The market approach considered comparable market data based on multiples of revenue and EBITDA. Management also considered the overall value of the Company implied by the trading prices of debt securities, after adjusting for a control premium, given that the enterprise value of the Company was substantially lower than the carrying value of long-term debt. All of these techniques utilized would be considered Level 3 inputs.

(15) Segment Information

ASC 280, Segment Reporting, establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision makers (CODMs) are its Executive Chairman and Chief Administrative Officer. The Company’s CODMs evaluate results using the operating segment structure is the primary basis for which the allocation of resources and financial results are assessed.

The Company has organized its business into two segments: Skillsoft and SumTotal. Both of the Company’s businesses market and sell their offerings globally to businesses of many sizes, government agencies, educational institutions and resellers with a worldwide sales force positioned to offer the combinations that best meet customer needs. The CODMs primarily use revenues and operating income as measures used to evaluate financial results and allocation of resources. The Company allocates certain operating expenses to the reportable segments, including general and administrative costs based on the usage and relative contribution provided to the segments. There are no net revenue transactions between the Company's reportable segments.

The Skillsoft business engages in the sale, marketing and delivery of its content learning solutions, in areas such as Leadership and Business, Technology and Developer and Compliance. In addition, Skillsoft offers Percipio, an intelligent online learning experience platform that delivers an immersive learning experience. It leverages its highly engaging content, curated into nearly 700 learning paths (channels) that are continuously updated to ensure customers always have access to the latest information.

The SumTotal business provides a unified, comprehensive and configurable solution that allows organizations to attract, develop and retain the best talent. SumTotal’s solution impacts a company’s workforce throughout the entire employee lifecycle and helps companies succeed in an evolving business climate. SumTotal’s primary solutions are Talent Acquisition, Learning Management, Talent Management and Workforce Management.

The following table presents summary results for each of the businesses for the three months ended April 30, 2021 and the three months ended April 30, 2020 (in thousands):

	Successor	Predecessor
	Three months ended April 30, 2021	Three months ended April 30, 2020
Skillsoft
Revenues	$67,057	$84,318
Operating expenses	93,127	287,917
Operating (loss) income	(26,070)	(203,599)
SumTotal
Revenues	24,644	34,011
Operating expenses	26,277	168,157
Operating income (loss)	(1,633)	(134,146)
Consolidated
Revenues	91,701	118,329
Operating expenses	119,404	456,074
Operating income (loss)	(27,703)	(337,745)
Total non-operating (expense) income	(352)	910
Interest expense, net	(11,439)	(105,959)
Reorganization items, net	–	–
(Provision) benefit for income taxes	2,089	8,891
Net (loss) income	$(37,405)	$(433,903)

The Company’s segment assets primarily consist of cash and cash equivalents, accounts receivable, prepaid expenses, deferred taxes, property and equipment, goodwill and intangible assets. The following table sets forth the Company’s segment assets as of April 30, 2021 and January 31, 2021 (in thousands):

	April 30, 2021	January 31, 2021
Skillsoft	$1,313,124	$1,398,379
SumTotal	144,982	147,358
Corporate	~~--~~	~~--~~
Consolidated	$1,458,106	$1,545,737

The following table sets forth the Company’s long-lived tangible assets by geographic region for the years ended April 30, 2021 and January 31, 2021 (in thousands):

	April 30, 2021	January 31, 2021
United States	$9,019	$10,613
Ireland	499	609
Rest of world	2,280	2,558
Total	$11,798	$13,780

(16) Net Loss Per Share

Basic earnings per share is computed by dividing net income for the period by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net income for the period by the weighted-average number of common shares outstanding during the period, plus the dilutive effect of outstanding restricted stock-based awards, stock options, and shares issuable under the employee stock purchase plan using the treasury stock method.

The following table sets forth the computation of basic and diluted earnings per share (in thousands, except number of shares and per share data):

	Successor	Predecessor
	Three months ended April 30, 2021	Three months ended April 30, 2020
Net loss	$(37,405)	$(433,903)

Weighted average common shares outstanding:
Ordinary – Basic and Diluted (Predecessor)	*	100
Class A and B – Basic and Diluted (Successor)	4,000	*

Net loss per share
Loss per share:
Ordinary – Basic and Diluted (Predecessor)	*	$(4,334.70)
Class A and B – Basic and Diluted (Successor)	$(9.35)	*

* Not Applicable

Potential common shares related to participating rights in Notional Units in Evergreen have been excluded as the income generated for three months ended April 30, 2020 (Predecessor) is attributable to gains recognized upon emergence of bankruptcy, which the Notional Units did not participate in as they were cancelled at that time.

Warrants to purchase 705,882 common shares have been excluded from the successor period since, for periods of losses, the impact would be anti-dilutive and, for periods of income, no shares would be added to diluted earnings per share under the treasury stock method as the strike price of these awards are above the fair market value of underlying shares for all periods presented.

(17) Related Party Transactions

Successor Related Party Transactions

Upon our emergence from Chapter 11 on August 27, 2020, our exit facility consisting of $110 million of First Out Term Loans and $410 million of Second Out Term Loans were financed in whole by our Class A shareholders. Class A shareholders have the ability to trade their debt positions independently from their equity positions, however, as of April 30, 2021, the substantial majority of First Out and Second Out term loans continue to be held by Class A shareholders.

(18) Subsequent Events

The Company has evaluated subsequent events through June 11, 2021 the date the financial statements were issued.

Churchill Merger

On October 12, 2020, the Company and Churchill Capital Corp II, a Delaware corporation (“Churchill”), entered into an Agreement and Plan of Merger (the “Skillsoft Merger Agreement”) by and between Churchill and the Company. Pursuant to the terms of the Skillsoft Merger Agreement, a business combination between Churchill and Skillsoft will be effected through the merger of the Company with and into Churchill, with Churchill surviving as the surviving company (the “Skillsoft Merger”). At the effective time of the Skillsoft Merger (the “Effective Time”), (a) each Class A share of Skillsoft, with nominal value of $0.01 per share (“Skillsoft Class A Shares”), outstanding immediately prior to the Effective Time, will be automatically canceled and Churchill will issue as consideration therefor (i) such number of shares of Churchill’s Class A common stock, par value $0.0001 per share (the “Churchill Class A Common Stock”) as would be transferred pursuant to the Class A First Lien Exchange Ratio (as defined in the Skillsoft Merger Agreement), and (ii) Churchill’s Class C common stock, par value $0.0001 per share (the “Churchill Class C Common Stock”), as would be transferred pursuant to the Class C Exchange Ratio (as defined in the Skillsoft Merger Agreement), and (b) each Class B share of Skillsoft, with nominal value of $0.01 per share (“Skillsoft Class B Shares”), will be automatically canceled and Churchill will issue as consideration therefor such number of shares of Churchill Class A common stock equal to the Per Class B Share Merger Consideration (as defined in the Skillsoft Merger Agreement). Pursuant to the terms of the Skillsoft Merger Agreement, Churchill is required to use commercially reasonable efforts to cause the Churchill Class A Common Stock to be issued in connection with the transactions contemplated by the Skillsoft Merger Agreement (the “Skillsoft Transactions”) to be listed on the New York Stock Exchange (“NYSE”) prior to the closing of the Skillsoft Merger (the “Skillsoft Closing”). Immediately following the Effective Time, Churchill will redeem all of the shares of Class C Common Stock issued to the holders of Skillsoft Class A Shares for an aggregate redemption price of (i) $505,000,000 in cash and (ii) indebtedness under the Existing Second Out Credit Agreement (as defined in the Skillsoft Merger Agreement), as amended by the Existing Second Out Credit Agreement Amendment (as defined in the Skillsoft Merger Agreement), in the aggregate principal amount equal to the sum of $20,000,000 to be issued by the Surviving Corporation (as defined in the Skillsoft Merger Agreement) or one of its subsidiaries, in each case, pro rata among the holders of Churchill Class C Common Stock issued in connection with the Skillsoft Merger. The transaction closed effective June 11, 2021.